Exhibit 10.4
Work Order 00011520.0 dated March 14, 2024 to Master Hosted Services Agreement 00006601.0
This Order ("Order") is entered into by and between American Express Travel Related Services Company, Inc. ("AXP") and Cardlytics, Inc. ("Supplier"), as of the date referenced above ("Order Effective Date") pursuant to the Master Hosted Services Agreement by and between AXP and Supplier, dated as of February 5, 2023 (the "Master Agreement").
This Order is subject to, and governed by, the terms of the Master Agreement, which is incorporated herein by reference, and such terms shall continue to apply to this Order notwithstanding termination or expiration of the Master Agreement. The capitalized words and terms used but not otherwise defined in this Order will have the meanings stated in the Master Agreement. The term “Agreement,” as used herein and in the incorporated Master Agreement, shall refer to this Order and all of its incorporated parts, including the Master Agreement, its exhibits, and the exhibits hereto.
1.Hosted Services. Supplier will perform the Hosted Services in accordance with the Agreement including this Order at the Service Levels stated in Exhibit A1 to this Order.
a.Description of Hosted Services. During the Term, Supplier shall make available to AXP Supplier’s proprietary marketing platform (the “Platform”) that enables merchants and other advertising customers (“Advertisers”) to market card-linked offers sourced and provided by Supplier (such offers for Participating Advertisers (defined below) made available to AXP under this Order, “Offers”) to allow for the placement of Offers to Cardmembers (defined below) within AXP’s proprietary Amex Offers program (such provision of the Platform to AXP, the “Hosted Services,” and, together with all other aspects of the services provided by Supplier to AXP under this Order, the “Services”). [***]
b.Service Level Agreement. Supplier shall provide the Services in accordance with the service commitment set forth on Exhibit A1, subject to the remedies set forth therein, which remedies shall constitute an adjustment to the consideration for Supplier’s Services otherwise provided under this Agreement and shall not operate to limit or exclude any other remedy otherwise available for any underlying or related breach of this Agreement. Supplier and AXP agree that the program objectives and invoicing agreements set forth on Exhibit A2 shall also apply to the operation of the Services set forth herein (and, as to the invoicing agreements, reimbursement of the Customer Incentive Advancement set forth in Section 3(b)).
c.Participating Advertisers and Offers.
i.On a [***] basis, the Parties will meet and discuss:
1.[***] a list of Advertisers for inclusion as Participating Advertisers [***]
2.a working set of AXP guidelines for Offers [***] and
3.[***]
ii.Supplier shall ensure and represents that Participating Advertiser Agreements include the terms set forth on Exhibit B (or equivalent terms). In the event that Supplier receives notice from a Participating Advertiser of any event described in item 4 of Exhibit B, Supplier shall promptly notify AXP in writing of the same.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.4
2.Term and Termination.
a.Term. The “Initial Term” of this Order and Supplier’s performance of its obligations under this Order, will begin on the Order Effective Date and will end, subject to Section 11.7 of the Master Agreement, upon termination as expressly permitted under this Order, or, if not so terminated, three (3) years after the first Offer is made available to Cardmembers (outside of a testing environment) within the AO Program (such date, [***] the “Launch Date”). The Parties shall use commercially reasonable efforts to achieve a Launch Date that is no later than [***]; provided that, if such Launch Date is not achieved, the Parties shall work diligently and in good faith in an effort to achieve a Launch Date that is earlier than [***] (the “Outside Date”). Upon expiration of the Initial Term, this Order may be renewed for successive one (1) year periods (each a “Renewal Term”) by either Party providing written notice of renewal to the other Party no later than one hundred and twenty (120) days prior to the expiration of the Initial Term or the then-current Renewal Term, in which case (A) the other Party may terminate the Agreement, effective as of the last day of the Initial Term or the then-current Renewal Term, upon notice provided at any time within thirty (30) days following its receipt of such renewal notice and, (B) if the other Party does not so terminate the Agreement, the Term (defined immediately below) shall be extended for a Renewal Term. The Initial Term and any and all Renewal Terms shall constitute the “Term” under this Order.
b.Termination for Convenience. At any time after the Outside Date, AXP may terminate the Order for convenience upon ninety (90) days prior written notice. [***]
c.Redeemed Offers Honored on Termination. Upon any termination of this Order, AXP shall commence an orderly process to remove Offers from the AO Program but shall honor any Offers in which Cardmembers enroll prior to such removal, and Supplier shall [***], regardless of the effective date of the termination of this Order.
3.Delivery of Offers, [***]
a.Delivery of Offers to AXP and Presentment of Offers to AXP Cardmembers.
The parties shall utilize the process set forth in Exhibit D in connection with the review and processing of Offers. [***]
b.Customer Incentive Advancements. AXP shall be responsible for crediting individual Cardmembers the cash-back rewards earned from Offers redeemed by AXP Cardmembers in accordance with the terms of the Offers (“Customer Incentive Advancements”) in a timely manner. Supplier shall reimburse AXP via wire transfer (in accordance with Section 3(c) below) an amount equal to the Customer Incentive Advancements redeemed during each calendar month during the Term, as set forth in Section 3(c)(i) below. [***]
c. Other Payment Terms.
i.Supplier shall pay to AXP the amount of Customer Incentive Advancements for a given calendar month within [***] days from the date of AXP’s invoice for each calendar month during the Term, provided that AXP shall not send an invoice with respect to any calendar month until at [***]
ii.[***]

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.4
d.Notification Events. Supplier will provide AXP promptly, upon request , information about Supplier’s and its affiliates’ finances, creditworthiness, and operations, including its most recent certified financial statements. Moreover, Supplier will promptly notify AXP’s Chief Financial Officer and General Counsel at any time of any of the following: (i) a material reduction in Supplier’s long-term credit rating as determined by Moody’s Investors Service or S&P Global; (ii) Supplier receives a “going concern” explanation or qualification from its external auditor; (iii) Supplier’s cessation of a substantial portion of or adversely altering its operations, including any termination or substantial reduction of business with one or more of Supplier’s other top three financial institution customers by revenue; (iv) Supplier’s entry into a definitive agreement to sell any material portion of its assets or Supplier’s entry into a definitive agreement whereby any party will acquire 25% or more of any class of the equity interests issued by Supplier (other than parties owning 25% or more of such interests as of the Order Effective Date), whether through acquisition of new equity interests, previously outstanding interests, or otherwise or through a merger or consolidation transaction; (v) Supplier suffering a material adverse change in its business, assets, condition (financial or otherwise) or prospects, or a material adverse change occurs in Supplier’s industry; (vi) Supplier’s breach of any provision of the Agreement; (vii) Supplier becoming or threatening to become insolvent; (viii) Supplier’s ’s reasonable belief that Supplier will not be able to perform its obligations under the Order; (ix) the establishment of a reserve with, or other protective action taken by any Entity with whom Supplier has entered into an arrangement for services involving the Platform or otherwise similar to the Hosted Services that requires Supplier to provide such Entity with a letter of credit, guaranty or other third-party assurance of payment; (x) Supplier’s material lack of compliance with or an event of default under the terms of a material agreement between Supplier and any third party, regardless of whether the agreement has been publicly disclosed in an SEC or comparable public filing; or (xi) Supplier ceasing to become a public company, Supplier’s decision to delist from a public stock exchange, or Supplier’s receipt of notice of delisting from any public stock exchange.
4.[***]
5.Reports. Supplier shall provide AXP with the following data and reports related to the Services on an ongoing basis:
a.[***]
6.[***]
7.Offer Approval. AXP shall approve or decline Offer campaigns (or other Offer groupings and/or proposed targeting metrics). Offer campaigns (or other Offer groupings and/or proposed targeting metrics) shall not be utilized until and unless affirmatively approved by AXP. AXP agrees that all approved Offer campaigns shall be launched within [***] of acknowledgement by AXP, which acknowledgement shall be provided within [***]
8.Platform Requirements.
a.[***]
b.User Interface. AXP shall not be obligated to modify its user interface and user experience for the online website and mobile app components of the AO Program or otherwise.
c.Program Alerts. AXP may in its sole discretion implement alerts to inform Cardmembers as to [***]
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.4
9.Trade Name Usage. Supplier shall be permitted to use AXP’s trade name to promote, and in connection with, the Hosted Services and the Offers program, provided that each such use shall be approved in advance in writing by AXP in its sole discretion.
10.[***]
a.[***]
b.In connection with the foregoing, appropriate representatives of the Parties shall meet within thirty (30) days after the Order Effective Date and thereafter on at least a quarterly basis to discuss specifications and a coordination of efforts from a [***] perspective to [***]
11.[RESERVED]
12.Project Coordination. In advance of the Launch Date, Supplier and AXP shall determine [***]
13.Miscellaneous.
a.For clarity, it is the intention of the Parties that Supplier shall [***]
b.Supplier shall [***]
c.Supplier acknowledges that [***]
d.In addition to the indemnity provisions set forth in the Master Agreement, Supplier will, at its own expense, defend, indemnity and hold harmless AXP, its parent, and its respective employees, agents, subsidiaries and affiliates, from and against any and all claims, losses, judgments, costs, awards, expenses (including reasonable attorneys’ fees, expert witness fees and costs of settlement) and liability of any kind arising out of or relating to:
i.[***]
e.For so long as Supplier or any of its affiliates is engaged in providing services to AXP (under the Agreement or otherwise), Supplier and its affiliates shall not [***] unless such [***] is expressly permitted in advance in writing by AXP.
f.[***]
g.For the avoidance of doubt, neither Article 13 of the Master Agreement nor any other provision of the Agreement shall be construed as limiting the claims, losses, judgments, costs, awards, expenses (including reasonable attorneys’ fees, expert witness fees and costs of settlement) or liability as to which an indemnity and defense are otherwise due under the terms of the Agreement.
h.[***]
i.[***]
j.[***] as well as this Section 13 and any other terms of this Order which by their nature should survive, will survive termination or expiration of this Order and continue in full force and effect.
14.Press Release and other Advance Announcements. [***] Supplier and AXP shall issue a joint press release approved in advance in writing by both Parties announcing the provision of Hosted Services by Supplier to AXP. Furthermore, no earlier than [***] prior to such Launch Date, Supplier may disclose [***]

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.4
15.Additional Definitions.
a.[***]
b.“American Express Card” or “Card” means [***]
c.[***]
d.“Cardmember” means a person or Entity whose name appears on a Card or who has entered into an agreement establishing a Card account with an issuer of a Card.
e.“Entity” means a corporation, partnership, sole proprietorship, trust, association, or any other legally recognized entity or organization.
f.[***]
g.“Marks” means names, logos, service marks, trademarks, trade names, taglines, or other proprietary designs or designations.
h.“Merchant” or “AXP Merchant” means a person or Entity who accepts or has during a relevant time period accepted payments made using any Card.
i.“Offer Credit” means the amount of a Charge that AXP credits to a Cardmember in connection with a redeemed Offer.
j.[***]
k.[***]
l.[***]
m.[***]
The Parties have executed this Order by their authorized representatives below. This Order is in effect as of the Order Effective Date.

American Express Travel Related Services Company, Inc.		Cardlytics, Inc.
By:	/s/ Dina A. Dass	By:	/s/ Karim Temsamani
Title:	Director, GSM	Title:	Chief Executive Officer
Name:	Dina A. Dass	Name:	Karim Temsamani
Date:	March 14, 2024	Date:	March 14, 2024
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.